Fourth Amended and Restated Appendix A
to the
INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
OAK RIDGE INVESTMENTS, LLC

Fund	Advisor Fee	Effective Date
Oak Ridge Dividend Growth Fund	0.75%	10/17/2014
Oak Ridge Multi-Strategy Fund	Affiliated Investments* - 0.00%. All Other Investments - 0.50%.	07/18/2017
Oak Ridge Small Cap Growth Fund	First $1 billion 0.85%. Thereafter 0.80%.	10/17/2014
Oak Ridge International Small Cap Fund	1.00%	09/30/2015
Oak Ridge Dynamic Small Cap Fund	0.90%	09/30/2015
Oak Ridge Disciplined Growth Fund	0.70%	07/29/2016
Oak Ridge Global Resources & Infrastructure Fund	First $500 million 1.00%. Next $500 million 0.95%. Next $4 billion 0.90%. Over $5 billion 0.85%.	06/30/2017

*	“Affiliated Investments” are defined as investments in other series of Investment Managers Series Trust for which Oak Ridge Investments, LLC serves as advisor.

Amended and approved by the Board on June 15, 2017.

Agreed and accepted this _____ day of ____________, 2017.

INVESTMENT MANAGERS SERIES TRUST		OAK RIDGE INVESTMENTS, LLC

By:		By:
Print Name:	Rita Dam	Print Name:
Title:	Treasurer	Title: